Exhibit 4.3

Safety Management Overseas S.A.
32 Avenue K. Karamanli
P.O. Box 70837
16605 Voula
Athens, Greece

July 29, 2013

Safe Bulkers, Inc.
32 Avenue K. Karamanli
P.O. Box 70837
16605 Voula
Athens, Greece

Re:	Amendment No. 2 to Management Agreement

To Whom It May Concern:

Reference is hereby made to that certain Management Agreement (the “Management Agreement”), dated as of May 29, 2008, as amended by Amendment No. 1 on December 7, 2011, by and between Safe Bulkers, Inc., a corporation formed under the laws of the Republic of The Marshall Islands (the “Parent”), and Safety Management Overseas S.A., a corporation organized under the laws of the Republic of Panama (the “Manager”).

1.	In accordance with Section 18.1 of the Management Agreement, the Parent and the Manager hereby amend the Management Agreement in accordance with the amendments contained herein.

(a)	The Management Agreement is hereby amended by replacing in its entirety subsection (k) of Section 5.1 with the following:

“(k) providing or arranging for all services necessary to the engagement, employment and compensation of all employees, officers, consultants and directors of any member of the Group, including, without limitation, (i) administering payroll services, benefits and director’s or consultant’s fees, (ii) establishing and maintaining procedures and systems to comply with tax, labor and employment and worker’s compensation laws, rules and regulations applicable to any member of the Group and (iii) administering compensation and benefit programs of any member of the Group;”

(b)	The Management Agreement is hereby amended by replacing in its entirety Section 8.1 with the following:

“SECTION 8.1. The Manager shall provide the Group with the services of those Executive Officers from time to time agreed with the Parent. To the extent Executive Officers are so provided by the Manager, the remuneration for such Executive Officers shall be reflected in the Management Fee and paid by the Manager. To the extent Executive

Officers are not provided by the Manager but are instead employed by the Parent, the Management Fee payable hereunder shall be reduced, in arrears, by an amount equal to the aggregate costs of compensation and benefits and other incidental costs borne by the Company as a result of such employment; provided that such reduction shall be no greater than an amount to be agreed on an annual basis as part of the annual budgeting process contemplated by Article X hereof.”

(c)	The Management Agreement is hereby amended by replacing in their entirety Sections 8.4 with the following:

“SECTION 8.4. The Manager will report to the Parent and the Board of Directors through any one of more of the Executive Officers who are made available to the Parent by the Manager or by the Chief Executive Officer of the Manager.”

(d)	The Management Agreement is hereby amended by adding the following sentence to the end of Section 9.1:

“The Management Fee payable hereunder shall be reduced in the manner provided by Section 8.1 hereof.”

2.	Except as expressly amended or modified by this letter agreement, the Management Agreement shall continue and remain in full force and effect in accordance with its terms.

3.	This letter agreement shall be governed by, and construed in accordance with, the laws of England.

4.	(a)	Any dispute arising out of or in connection with this letter agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Section 5. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

(b)	The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.
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5.	This letter agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

6.	This letter agreement may be executed in two or more counterparts, each of which will be deemed an original, all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

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If the foregoing is acceptable to you, please sign and return a copy of this letter, whereupon it will constitute a binding amendment to the Management Agreement.

Very truly yours,

SAFETY MANAGEMENT OVERSEAS S.A.

By:	/s/ George Papadopoulos
Name:	George Papadopoulos
Title:	President

Accepted and agreed to as of the date first written above by:

SAFE BULKERS, INC.

By:	/s/ Loukas Barmparis
Name:	Loukas Barmparis
Title:	President

[Signature Page - Amendment to Management Agreement]